Exhibit 14.1

MultiPlan

Code of Business Conduct and Ethics

A Message from our Chief Executive Officer:

MultiPlan is committed to conducting our business with integrity at all times. It’s a commitment that forms the foundation of our business success, maintains our culture of honesty and fair play throughout our operations, and sustains our company’s reputation for excellence. Our customers count on us to deliver innovative, high-quality services and solutions, and we earn their trust by adhering to the highest standards of ethics. That trust, like our company’s reputation, is a valuable commodity, and one that we reinforce every day by the way we treat our fellow employees, customers, providers, Third-Parties, suppliers and the communities where we do business. Everyone shares that responsibility, and that’s why it’s so important for all of us to become familiar with MultiPlan’s Code of Business Conduct and Ethics (our Code).

Our Code is designed to provide guidance for our day-to day actions and activities. It represents the values of our company and how we conduct business. It’s about doing the right thing, treating others with respect and being honest at all times.

Please take the time to read our Code, and ask questions if you see something you don’t understand. Many resources are available to help you. Seek the guidance of your manager, your local Human Resources representative, Law Department representative, MultiPlan business representative or the Compliance Officer if you have any questions or concerns about our Code.

I am extremely proud to lead a company that maintains such a strong commitment to ethical practices throughout its operations. The dedication of MultiPlan to upholding these high standards is integral to our business success. Your support in abiding by our Code – as well as in making MultiPlan a leader in the industries we serve – is appreciated and valued every day.

/s/ Mark Tabak

Mark Tabak

Chief Executive Officer

Table of Contents

Purpose			4

1.	Compliance with Laws, Rules and Regulations		4

	•	Insider Trading	4
	•	Anti-Bribery, Anti-Corruption and Anti-Kickback Laws	5

2.	Conflicts of Interest		5

	•	Relationships with MultiPlan Employees, Competitors, and Third-Parties	5
	•	Loans	5

3.	Ethical Business Practices		6

	•	Corporate Opportunities	6
	•	Fair Dealing and Competition	6
	•	Honest Communication	6

4.	Confidentiality		6

	•	Confidential Information and HIPAA Privacy Officer	7
	•	Communications with Governmental Entities	7

5.	Protection and Proper Use of Assets and Resources		7

6.	Accuracy of Company Records and Finance-Related Reporting		8

7.	Gifts, Outside Activities and Lobbying		8

	•	Gifts and Gratuities	8
	•	Outside Activities and Directorships	9
	•	Lobbying	9

8.	Integrity of MultiPlan Information		9

	•	Data Retention	9

9.	Fair Employment Practices		9

	•	Harassment and Discrimination	10
	•	Equal Employment Opportunity	10

10.	Government Programs		10

	•	Federal Exclusion Databases	10

11.	Compliance with the Code of Business Conduct and Ethics		11

	•	Administration of the Code of Business Conduct and Ethics	11
	•	Waivers	12

12.	Reporting Process		12

13.	MultiPlan Policies and Procedures		13

14.	Definitions		13

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

The MultiPlan Code of Business Conduct and Ethics (this “Code”) contains the legal and ethical standards of conduct required of all employees of MultiPlan Corporation and each of its divisions, subsidiaries, affiliates, and operating or business units (collectively “MultiPlan”), including its executive officers, all members of MultiPlan Corporation’s Board of Directors (“directors”) and all contracted and temporary employees and parties with which MultiPlan does business. All MultiPlan employees, directors, network providers and Third-Parties (collectively “you”) are expected to apply high ethical, moral and legal principles in every aspect of business conduct. The MultiPlan Corporation Board of Directors has adopted this Code in order to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	promote the protection of Company assets, including corporate opportunities and confidential information;

•	promote fair dealing practices;

•	deter wrongdoing; and

•	ensure accountability for adherence to the Code.

You are required to be familiar with the Code, to comply with it and to report any suspected violations as described below in Section 12, Reporting Process.

For purposes of this Code, the term “employee” includes any individual employed or contracted by MultiPlan. Other terms capitalized, but not defined, are defined below in Section 14, Definitions.

1.	Compliance with Laws, Rules and Regulations

You must comply with all applicable laws, rules and regulations, at all times in every jurisdiction in which we operate, including the Government Program laws, discussed below. The use of any MultiPlan or plan sponsor’s (“clients”) funds or assets for any unlawful purpose is strictly prohibited. If there appears to be a conflict between this Code or any other MultiPlan policy and the law, or if you have a question regarding the existence, interpretation or application of any law, initiate the Reporting Process outlined below. Generally, if there is a conflict between this Code, any MultiPlan policy and the law, the more restrictive requirement will govern.

Where required by law or as directed by MultiPlan, all employees and directors are expected to cooperate with all MultiPlan, governmental and regulatory investigations. You should never take any action to improperly influence, coerce, manipulate or mislead MultiPlan or any governmental or regulatory representative, or withhold relevant information from any of them. You are also expected to report to MultiPlan any improper, coercive, manipulative or misleading actions by others during the course of any investigation by MultiPlan or any governmental or regulatory body.

Insider Trading

Trading in the stock or securities of a company, such as MultiPlan, on the basis of “inside” information is both illegal and a violation of the MultiPlan Corporation Insider Trading Policy. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws could face a jail term as well as disciplinary action by MultiPlan. In the normal course of business, you may come into possession of inside information concerning MultiPlan, our stockholders, Third Parties or other companies, including about potential transactions and partnerships. If you have access to non-public material information about MultiPlan or another company, you are not permitted to use or share that information for your personal benefit. You are responsible for reviewing, understanding, and complying with the MultiPlan Corporation Insider Trading Policy. Questions about the propriety of any transaction in MultiPlan’s or any other company’s stock, bonds or other securities should be directed to Legal Department before undertaking the transaction.

4

Anti-Bribery, Anti-Corruption and Anti-Kickback Laws

MultiPlan will not tolerate bribery, any form of corruption or violation of applicable anti-kickback laws. You must not offer or pay for anything of value to influence a regulator, government official or candidate, political party, client or prospective client, Third Party or prospective Third Party or commercial organization or solicit or accept anything of value to grant favorable treatment to any such person. This is true even in areas where local legal and cultural standards allow it. MultiPlan complies with all anti-bribery, anti-corruption and anti-kickback laws in the locations where it does business. Questions about the propriety of any action that may create the appearance of improper influence should be directed to your direct supervisor/direct reporting manager or the Legal Department. See also the subsection entitled “Gifts and Gratuities” below for more information about MultiPlan’s gift and gratuity policies.

2.	Conflicts of Interest

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere in any way, with that individual’s ability to make fair and impartial judgements and to act in the best interests of MultiPlan. A conflict of interest may exist if an employee takes actions or has interests that may make it difficult or impossible for that employee to perform his or her MultiPlan work objectively and effectively. Conflicts of interest also arise when an employee or director (or a member of his or her family) receives improper personal benefits as a result of his or her relationship with MultiPlan. Each employee other than an executive officer has a duty to disclose the existence of a conflict of interest or potential conflict of interest to the direct supervisor/direct reporting manager or the Vice President of his/her division, whichever is higher. Subject to Section 11 below, each executive officer and director must disclose the existence of a conflict of interest or potential conflict of interest to the FWA Compliance Officer or the Chair of the Audit Committee and seek approval of any interest determined to be a conflict of interest from the Audit Committee or the MultiPlan Corporation Board of Directors.

Relationships with MultiPlan Employees, Competitors, and Third-Parties

Employees may not have a personal ownership or other financial interest in any organization that either competes with or does business with MultiPlan unless they have received prior management approval. This does not apply to stock or other investments held in a publicly held corporation, provided the value of the stock or other investments does not exceed 5% of that corporation’s stock. MultiPlan may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management concludes such ownership interests will not adversely affect MultiPlan’s business interests or the judgment of the employee.

No employee shall perform work, render services for or receive any direct or indirect financial benefit from any competitor of or supplier to MultiPlan outside of the normal course of his/her employment with MultiPlan without obtaining the prior approval of their division direct supervisor/direct reporting manager or the Vice President, whichever is higher. Each employee shall disclose if a Family Member works for an entity with which MultiPlan has an arrangement, or is contemplating entering into an arrangement with an entity that directly competes with MultiPlan. A “Family Member” includes: an employee’s spouse, as defined by state specific statutes and adoptive, biological, step or half relation child, parent, brother, sister, grandparent, grandchild, mother or father in law and legal guardian.

MultiPlan’s purchasing decision are based on the Third-Parties’ ability to meet MultiPlan’s needs and not on the basis of personal relationships or gift and gratuities extended or accepted. Any gifts, meals, favors or entertainment, in any form, that would likely result in an expectation of a personal obligation, should not be extended or accepted.

Loans

Loans by MultiPlan to, or guarantees by MultiPlan of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by MultiPlan to, or guarantees by MultiPlan of obligations of, any director or executive officer are expressly prohibited.

5

3.	Ethical Business Practices

MultiPlan is committed to only engaging in ethical business practices. Employees must accurately and honestly represent MultiPlan and may not engage in any activity or scheme intended to defraud any person or organization of money, property, or honest services. Likewise in the performance of your contracted duties/services, network providers and Third-Parties must accurately and honestly represent your organization and may not engage in any activity or scheme intended to defraud any person or organization of money, property, or honest services.

MultiPlan will not tolerate business practices that are intended to violate the spirit of any applicable law, even if such practices do not technically violate the law. You must exercise common sense and good judgment in assessing whether any arrangement could be perceived to be inappropriate. MultiPlan managers, at all levels, are expected to lead by example acting ethically and with integrity.

The provisions set forth below are designed to provide guidance on ethical business practices. Conduct not specifically addressed below must nevertheless be consistent with the general intent of this Code.

Corporate Opportunities

You are prohibited from taking for yourself (or for the benefit of friends or family members) or another entity, opportunities that are discovered through the use of MultiPlan’s, its clients’ or its clients’ enrollees property, information or position, and using MultiPlan’s, its clients’ or its clients’ enrollees property, information or position for personal gain. MultiPlan employees are further prohibited from competing with MultiPlan or working for another entity that competes with MultiPlan.

Fair Dealing and Competition

You must deal fairly with MultiPlan, its clients’ or its clients’ enrollees, its Third Parties, employees, partners, competitors and anyone else with whom you come into contact in the course of performing your duties on behalf of MultiPlan. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

General business information about competitors is important to MultiPlan’s efforts to maintain and improve upon our competitive position in the markets in which we operate. However, only legal and ethical means should be used to gather information about existing and potential competitors. Furthermore, you should not engage in any activity that has the effect of unlawfully limiting competition.

Honest Communication

You should be open and honest in the performance of your job duties or contracted duties/services. You shall not make false or misleading statements to MultiPlan or any entity doing business with MultiPlan about any other individual or organization, about the products or services of MultiPlan or its competitors, or your contracted duties/services.

4.	Confidentiality

In accordance with applicable legal and ethical requirements, you must maintain the confidentiality of the following types of information:

•	Client Confidential Information;

•	Employee Confidential Information;

•	Enrollee Confidential Information;

6

•	MultiPlan Proprietary Information; and

•	Provider Confidential Information.

Throughout this Code these types of information are collectively referred to as “Confidential Information.” For full definitions of each and other relevant terms please see below in Section 14, Definitions.

Confidential Information and HIPAA Privacy Officer

You must follow all applicable State, Federal, and ex-U.S. data privacy laws and regulations that govern the privacy and security of certain Confidential Information, including without limitation applicable HIPAA regulations and the HITECH Act, which regulates the use and disclosure of Protected Health Information (“PHI”) and Personally Identifiable Information (“PII”). You are also required to adhere to all MultiPlan privacy and security policies and procedures. All applicable policy and procedures are available to employees on MultiVerse or to network providers and Third-Parties upon request.

Confidential Information, including PHI and PII, must be safeguarded at all times. You are required to limit your access of Confidential Information to only the minimum amount necessary to perform the applicable job function or contracted duties/services. Confidential Information may only be disclosed in accordance with applicable State and Federal laws or regulations, ex-U.S. data privacy regulations, and MultiPlan’s privacy and security policies and procedures.

To report a privacy or security related issue, please see the Reporting Process outlined below.

Communications with Governmental Entities

You may communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, and may make disclosures to any governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, so long as (1) such communications and disclosures are consistent with applicable law and (2) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). Any agreement inconsistent with the above language between MultiPlan and any employee is deemed invalid and will not be enforced by the MultiPlan.

5.	Protection and Proper Use of Assets and Resources

All employees must strive to preserve and protect MultiPlan’s assets by making prudent and effective use of MultiPlan’s resources. You are personally responsible for safeguarding and using MultiPlan assets and resources appropriately. When providing services to MultiPlan or its clients’ enrollees, you too must make prudent and effective use or MultiPlan or its clients’ resources. MultiPlan assets include, but are not limited to, MultiPlan Proprietary Information and physical property including facilities, computers, other equipment, and supplies. Assets must be protected from misuse, damage, theft, or other improper handling and only used for its intended purpose.

You are prohibited from improperly using MultiPlan’s assets for personal reasons. You are prohibited from the unauthorized use or taking of MultiPlan’s equipment, supplies, materials or services, excluding nominal use or use previously approved by MultiPlan.

All MultiPlan business shall be conducted in a manner designed to further MultiPlan’s interest rather than the personal interest of an individual employee. Prior to engaging in any activity on MultiPlan time that will result in compensation to the employee from an entity other than MultiPlan or the use of MultiPlan’s equipment, supplies, materials or services for personal or non-work related purposes, employees must obtain the approval of their supervisor.

7

6.	Accuracy of Company Records and Finance-Related Reporting

MultiPlan’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Each employee and director employee who contributes in any way to the preparation or verification of MultiPlan’s financial statements and other financial information must ensure that its books, its records accurately and fairly reflect, in reasonable detail, MultiPlan’s assets, liabilities, revenues and expenses. Each employee and director who is involved in MultiPlan’s financial disclosure process must also be familiar with and comply with MultiPlan’s disclosure controls and procedures and its internal control over financial reporting and take all necessary steps to ensure that all filings with the SEC and all other public communications about MultiPlan’s financial and business condition provide full, fair, accurate, timely and understandable disclosure.

All records, data and information owned, used and managed by MultiPlan should be accurate and complete. You are personally responsible for the integrity of the information, reports and records under their control. You are also required to cooperate fully with MultiPlan’s accounting and internal audit departments, as well as MultiPlan’s independent public accountants and counsel. Such cooperation requires accuracy, candor, and responsiveness. You must never try to alter or destroy data, make any false, misleading or inaccurate oral or written statement or influence, pressure, mislead or manipulate any of MultiPlan’s independent public accountants in connection with any review of its financial or other records or ask someone else to do the same.

If you have a concern about the integrity or objectivity of MultiPlan’s financial statements or any other public disclosures made by MultiPlan or any of MultiPlan’s accounting practices, internal accounting controls or auditing matters, you should immediately report that concern to the Audit Committee, the FWA Compliance Officer, through MultiPlan’s Ethics Hotline, or through any other method described in the MultiPlan Corporation Whistleblower Policy. Employees may submit reports an anonymous and confidential basis through the Ethics Hotline. For more information about MultiPlan’s procedures for reporting and responding to concerns regarding accounting, internal controls or auditing matters, or financial information matters, see the MultiPlan Corporation Whistleblower Policy.

7.	Gifts, Outside Activities and Lobbying

Gifts and Gratuities

The purpose of business entertainment and gifts is to create goodwill and sound working relationships. Entertaining and/or offering gifts to gain an improper advantage or provide an incentive or “kick-back” to encourage business arrangements with or on behalf of MultiPlan is impermissible and a violation of this Code. In no event shall employees accept or offer gifts, favors, services, entertainment or other things of value (over $100) to the extent decision-making or actions affecting MultiPlan might be influenced by such gratuities. Further, no bribes, kickbacks or other similar payments, in any form, shall be made, directly or indirectly, to, or for, a MultiPlan employee, agent or representative. Service or product offerings shall represent the fair market value of the services provided by the Third-Party to MultiPlan, negotiated in an arms-length transaction and should not be determined in a manner which takes into account the volume or value of any referrals or business otherwise generated between Employees may accept or offer only those business gratuities that have a nominal value, as defined by MultiPlan policy. Since practices in offering and accepting business gratuities vary among the markets and industries we serve, consultation is critical – employees should ask their supervisor or the Fraud, Waste and Abuse (FWA) Compliance Officer if they have a question about what is appropriate.

Before offering or providing any gift or gratuity to a MultiPlan employee, the network provider or Third-Party must confirm with the MultiPlan employee that such gift or gratuity would not place the employee in violation of this Code and/or applicable MultiPlan policies.

Nothing in this Code shall prohibit a MultiPlan business unit or supervisor from establishing stricter rules relating to the acceptance or giving of gifts, gratuities or other items of value to clients or from network providers and Third-Parties.

8

Outside Activities and Directorships

Each MultiPlan employee has a duty to disclose any Outside Activities and Directorships, including any charitable or civic organization (except for homeowners’ associations, parent-teacher associations and/or religious organizations), that directly or indirectly affect company duties, to the Vice President for his/her division.

An employee is involved in “Outside Activities and Directorships” if the employee (1) holds a job outside of MultiPlan, or (2) is involved in a business outside of MultiPlan, or (3) is involved with civic, trade, and charitable organizations in a role that may directly or indirectly affect the ability of the employee to perform his/ her duties with MultiPlan or may influence decisions the employee makes on behalf of or affecting MultiPlan.

MultiPlan retains the right to prohibit employee membership on any Outside Activities and Directorships where such membership might conflict with the interests of MultiPlan. Questions regarding whether or not such participation by a MultiPlan employee might present a conflict of interest should be addressed to the employee’s manager or Human Resource Representative.

Lobbying

You shall not engage in lobbying activities on behalf of MultiPlan unless authorized. Lobbying is strictly regulated by federal and state government rules. For example, certain federal programs require that no federally appropriated funds have been paid or will be paid by or on behalf of MultiPlan to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the awarding of any federal contract, the making of any federal loan or grant, or the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement. You may not communicate with elected officials or their staffs on behalf of MultiPlan without clearance from Human Resources or business representative and the Legal Department. You are also prohibited from contributing or making any agreement to contribute any money, property, or services of any MultiPlan resources or personnel at MultiPlan’s expense to any political candidate, party, organization or committee.

The above is not intended to restrict you from participation or association in political activities as citizens of their country, state, county, city, municipality and neighborhood. However, your involvement in politics must remain separate from your responsibilities as a MultiPlan employee or your contractual responsibilities as a network provider and/or Third-Party.

8.	Integrity of MultiPlan Information

You may use and disclose MultiPlan Proprietary Information only to carry out your assigned job functions or contracted duties/services and in compliance with applicable laws and MultiPlan’s privacy and security policies and procedures.

All financial reports, accounting and billing records, research reports, expense accounts, time sheets, invoicing and other such documents prepared in connection with MultiPlan, it’s clients or its clients’ enrollees, are considered Confidential Information. Such documents must be truthful, complete and accurately recorded, and must properly describe the transactions they reflect. Improper or fraudulent accounting, documentation or financial reporting is prohibited.

Data Retention

All data related to MultiPlan’s business activities must be maintained in accordance with the requirements and time frames set forth in MultiPlan’s Data Retention policy. You must ensure all data containing Confidential Information is securely maintained, controlled, and protected to prevent unauthorized access. Any unauthorized destruction, removal or use of Confidential Information is prohibited.

9

9.	Fair Employment Practices

Harassment and Discrimination

Harassment undermines the integrity of the workplace and/or professional relationship. Harassment can be non-verbal, verbal or physical and includes implied as well as overt threats. MultiPlan will not tolerate the harassment of any individual by any employee or entity with which it interacts and is committed to maintaining a workplace that is free of harassment.

It is unlawful for you to sexually harass others and any such conduct is expressly prohibited. In addition, MultiPlan prohibits harassment and discrimination on the basis of age, race, marital status, sexual orientation, religion, national origin, citizenship status, physical or mental disability, veteran status, or any other basis protected by federal, state, or local laws.

Equal Employment Opportunity

It has been and will continue to be a fundamental policy of MultiPlan to offer equal employment opportunities to qualified Individuals, regardless of race, religion, national origin, age, sex, disability – or any other factor protected by law and/or MultiPlan policy. These policies apply not only to hiring decisions, but to all aspects of employment including training, promotion, compensation and other terms and conditions of employment. MultiPlan insists that organizations with which it contracts adopt comparable requirements.

10.	Government Programs

MultiPlan offers Government Program services to clients that offer state and federal level health care programs (e.g., Medicare Advantage, Medicaid Managed Care, TriCare, and Veterans Affairs). As in all of its business activities, MultiPlan seeks to provide Government Program services with the highest integrity.

MultiPlan is committed to adhering to and complying with applicable statutory, regulatory and other requirements of Centers for Medicaid & Medicare Services (“CMS”), Department of Defense (“DOD”), Department of Veterans Affairs and other comparable programs and/or of their designee(s). All employees, and those who do business with us to help provide services, directly or indirectly, to Government Program clients are required to conduct activities honestly and consistent with all applicable policies and procedures. Failure to do so may subject MultiPlan, its employees, network providers and/or Third-Parties to substantial penalties or sanctions. Thus, MultiPlan is committed to compliance with all applicable Government Program requirements and you are expected to comply with these requirements. Should you identify or become aware of potential misconduct or suspected violations of Government Program requirements you have a duty to report it to the FWA Compliance Officer.

MultiPlan cannot discharge, demote, or otherwise discriminate against an you as a reprisal for disclosing information (except for classified information) that you reasonably believe is evidence of a gross mismanagement of a federal contract or grant; a gross waste of federal funds; an abuse of authority relating to a federal contract or grant (where “abuse of authority” is defined as an “arbitrary and capricious exercise of authority that is inconsistent with the mission of the executive or the successful performance of a federal contract or grant”; a substantial and specific danger to public health or safety); or a violation of law, rule, or regulation related to a federal contract (including competition for or negotiation of a contract) or grant.

Federal Exclusion Databases

MultiPlan is prohibited by law and contractual provisions from hiring or doing business with any person or entity that is currently debarred, suspended, excluded or declared ineligible to perform work under any government contract or subcontract. MultiPlan makes reasonably inquiry into all candidates for employment or contracting by screening of government maintained databases to verify the person or entity is not suspended, debarred, excluded, or otherwise excluded by federal or state agencies. MultiPlan checks the status of all employees and business partners at the time of hiring or initial contracting and on an ongoing basis thereafter. Network providers and Third-Parties must likewise check their employees and subcontractors are not currently debarred, suspended, excluded or declared ineligible to perform work under any government contract or subcontract.

10

11.	Compliance with the Code of Business Conduct and Ethics

If you have knowledge of a violation of the Code you must immediately report such violation in accordance with the Reporting Process outlined below. MultiPlan employees, network providers or Third-Parties who make a report in good faith will not be subject to retaliation or any other forms of reprisal. If the individual making the report wishes to remain anonymous, the FWA Compliance Officer will make every effort to maintain the confidentiality of their identity, within the limits of applicable law, and to share information about their report only on a “need to know” basis. The FWA Compliance Officer will also make reasonable efforts to protect the rights of any individuals accused of violating this FWA policy.

In reviewing the alleged violation(s) of the Code, MultiPlan will consider all relevant facts and circumstances, including the extent to which the behavior was contrary to the express language or general intent of the Code, the severity of the violation, the employee’s, network provider’s and/or Third-Party’s history with MultiPlan and other factors which MultiPlan in its sole discretion deems relevant. Discipline for failure to abide by the Code may, in MultiPlan’s discretion, range from verbal reprimand to termination of employment or contracted duties/services, as applicable.

MultiPlan strictly prohibits retaliation or reprisal against any individual, who in good faith discusses any concern with his or her supervisor, utilizes the reporting process or calls the Ethics Hotline to make a complaint or inquiry. Anyone found to have retaliated against another person who has in good faith raised a concern or made a report under this Code will be disciplined, which may include having his or her job or contract terminated or not being allowed to provide services to MultiPlan. However, if an individual reports a concern regarding violative conduct in which they are involved, MultiPlan may impose appropriate disciplinary action on the reporting individual. This non-retaliation policy does not protect an individual choosing to make an unjustified or false report for the purpose of harassment or nuisance or other improper purpose.

This Code is subject to MultiPlan Corporation’s certificate of incorporation, as amended from time to time (the “Certificate of Incorporation”), and bylaws, as amended from time to time (the “Bylaws”), in all respects, and in the event of any conflict between this Code and the Certificate of Incorporation or Bylaws, including, without limitation, provisions related to business opportunities presented to members of the board of directors of the Company (the “Board”), the provisions set forth in the Certificate of Incorporation or Bylaws, as applicable, shall control.

This Code is meant to be read in conjunction with MultiPlan’s other policies and procedures, including, but not limited to, those listed in Section 13 below, and any other applicable MultiPlan manual, instructions, or directions. The Code is not intended to provide, nor shall be construed as providing, any employment, contractual or other rights to employees, other persons or other entities. MultiPlan reserves the right to modify the Code as necessary, to incorporate new compliance requirements, regulations, and to incorporate new policies and procedures.

Administration of the Code of Business Conduct and Ethics

MultiPlan’s ECCI Compliance Officer is generally responsible for issues of employee conduct and conflict of interest and for interpreting and applying the Code with respect to specific situations that in which questions arise on such topics. The ECCI Compliance Officer is MultiPlan’s most senior employee relations officer or such other person as the Board designates from time to time. MultiPlan’s FWA Compliance Officer (together with the ECCI Compliance Officer, the “Compliance Officers”) is responsible for all other issues of arising under the Code, including, but not limited to, issues related to fraud, waste and abuse, and is responsible for interpreting and applying the Code with respect to specific situations that in which questions arise on such topics. The FWA Compliance Officer is MultiPlan’s most senior legal officer or such other person as the Board designates from time to time. Any authority granted in this Code to the Compliance Officers shall be deemed to be granted to the Company’s General Counsel as well, regardless of whether such person is then serving as a Compliance Officer. In no event, however, may any person grant an exception or make an interpretation as to himself or herself.

The FWA Compliance Officer will provide periodic summary updates of all Government Programs related matters to the Quality Management Committee which serves as MultiPlan’s Compliance Committee for the purposes of Government Programs and for accreditation purposes. The Compliance Officers will also be responsible for reporting on matters concerning executive officer or directors or other significant matters that may arise under this Code to the MultiPlan Corporation Board of Directors or a committee thereof.

11

This Code, and any material amendments to this Code, shall be only be effective upon approval by MultiPlan Corporation Board of Directors.

Waivers

Any waiver of compliance with this Code for any executive officer or director must be approved by the MultiPlan Corporation Board of Directors or an independent, disinterested committee thereof. Any such waiver will be promptly disclosed as and to the extent required by law, regulation or stock exchange listing standard.

12.	Reporting Process

Any individual who believes they have experienced or learned of a violation of this Code should report it immediately to their manager, supervisor, department Vice President, MultiPlan human resources or business representative, as applicable, or to the contacts outlined below.

Concerns of any kind stemming from possible non-compliance of this Code or irregularities, including, but not limited to, any privacy or security-related incidents or any accounting, internal controls, or auditing matters, may be reported anonymously on the Ethics Hotline. Calls to the Hotline are received by trained staff not employed by MultiPlan. Hotline staff will document your concerns and forward the information to MultiPlan’s ECCI Compliance Officer for appropriate action. Calls to the Hotline will not be traced. You may remain anonymous. If you wish to identify yourself, MultiPlan cannot guarantee that your identity will not be disclosed. Please understand, however, that your identity and office location will facilitate MultiPlan’s response to your concern, and that such information may be necessary to enable MultiPlan to inquire about and investigate the matter you report.

The Ethics Hotline

Ethics@multiplan.com

www.ethicspoint.com

For MultiPlan employees: (866) 292-4425

For network providers and Third-Parties: (888) 920-4506

Reports may also be made to:

FWA Compliance Officer

Jeff Doctoroff, SVP and General Counsel
jeff.doctoroff@multiplan.com

781-895-6818

ECCI Compliance Officer

Diane Hale, AVP, Human Resources

Diane.hale@multiplan.com

630-649-5093

For HIPAA or Privacy Related matters
Danielle Dupré, Chief Privacy Officer
HIPAA@multiplan.com

For security related matters

Dan Zappola, Acting Chief Information Security Officer

security@multiplan.com

For FWA relating to the Federal Healthcare Programs, you may also contact

The Department of Health and Human Services

Office of Inspector General

ATTN: OIG HOTLINE OPERATIONS

P.O. Box 23489

Washington, DC 20026

Phone: (800) HHS - TIPS (800 447-8477)      Fax: (800) 223-8164

Email: hhstips@oig.hhs.gov

http://oig.hhs.gov/fraud/report-fraud

12

For concerns relating to accounting, internal controls or auditing matters, or financial information matters, you may also write to the Audit Committee, the General Counsel or the Head of Internal Audit Function at:

Attention: [Audit Committee][General Counsel] [Head of Internal Audit Function]

MultiPlan Corporation, 115 Fifth Avenue

New York, New York 10003

13.	MultiPlan Policies and Procedures

MultiPlan employees may refer to the following policies and procedures, located on MultiVerse, for additional information on the standards detailed in this Code.

Data Retention LD-01

Fraud, Waste and Abuse LD-16

Equal Employment Opportunity Policy HR-100

Confidential Information HR-105

Conflict of Interest HR-120

Sexual Harassment HR-302

Drug-Free and Alcohol-Free Workplace HR-306

Harassment in the Workplace HR-307

Employee Conduct HR-502

Open-Door Policy/Grievance Procedure/Whistleblower Rights and Protections HR-507

Anti-Bribery HR-514

Whistleblower Policy

Insider Trading Policy

14.	Definitions

Audit Committee – The Audit Committee of the MultiPlan Corporation Board of Directors.

Client Confidential Information - Any information for prospective MultiPlan clients, current MultiPlan clients, or former MultiPlan clients, including without limitation: enrollment data, benefit plan designs, marketing plans, financial information, or any information that, in good faith, should be treated as confidential or proprietary, including business and technical information disclosed between the parties.

Confidential Information - PII, PHI, Enrollee Confidential Information, Employee Confidential Information, Client Confidential Information, Provider Confidential Information, and MultiPlan Proprietary Information, whether transferred in writing, orally, electronically, or by other means, without regard to whether the information is stored in hard copy, electronically, or otherwise.

Employee Confidential Information - All MultiPlan employment applicants’ information for current (and former) MultiPlan employees, including without limitation: any personal information, such as: first and last name, social security number, financial information, demographic information, including PHI, EPHI, and PII.

Enrollee Confidential Information - Information about current, and former enrollees, including without limitation: first and last name, social security number, all demographic information, medical condition(s), all other clinical enrollee information, Protected Health Information (“PHI”), and Electronic Protected Health Information (“EPHI”) as defined under the Health Insurance Portability and Accountability Act of 1996 provisions (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”).

Incidental Vendor - An authorized Third-Party that is not a PHI Subcontractor, Material Vendor, Medicare Advantage Vendor, or QHP Vendor, services consist of one-off business engagements, Third-Party personnel do not require access to any MultiPlan systems, or the business engagement poses a low-risk to MultiPlan.

Material Vendor - An authorized Third-Party that may have access to MultiPlan’s computer environment, or non-production and masked data or the Third-Party may have access to Private Data, based on the contracted services between MultiPlan and the Third-Party.

13

Medicare Advantage Vendor - An authorized Third-Party that provides contracted services to MultiPlan is considered a downstream entity if: (1) exposed to (or accesses) Medicare Advantage client data or PHI; (2) provides services that may be required under the Medicare Advantage clients’ contract with CMS, or program, regulations; or (3) is in a position to directly impact (or interact) with Medicare Advantage enrollees. Business Owners notify MultiPlan’s Compliance Officer (and the Third-Party risk management committee) if the Business Owner believes a Third-Party fits into the foregoing definition and ensure the Third-Party Downstream Entity Questionnaire is completed, located in the Third-Party Due Diligence Form. The Compliance Officer will make the final determination of whether the Third-Party is a Medicare Advantage Downstream Entity based on answers given in the Third-Party Downstream Entity Questionnaire.

MultiPlan Proprietary Information - All MultiPlan information, including without limitation: information regarding MultiPlan products and services, markets, network provider payment rates, utilization management criteria, protocols, policies and procedures, and any other trade secrets, intellectual property, or other non-public information that MultiPlan considers confidential or that might be of use to competitors, or harmful to MultiPlan or its clients if disclosed.

Personally Identifiable Information (“PII”) - Any information (or data), under applicable U.S. privacy and security laws that may be used on its own, or with other information, to identify, contact, or locate a single individual, including without limitation: a person’s social security number, age, military rank, marital status, race, salary, home (and office) phone numbers, and medical and financial information, whether transferred in writing, orally, electronically, or by other means, without regard to whether the information is stored in hard copy, electronically, or otherwise.

PHI Subcontractor - An authorized Third-Party that has been engaged by MPI to perform services on its behalf and as part of the service engagement, the PHI Subcontractor may come into contact with PHI or PII, on a “need-to-know” basis, to perform the contracted services.

Protected Health Information (“PHI”) - Individually Identifiable Health Information that is transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined by 45 C.F.R. §160.103.

Provider Confidential Information - Any information about providers, who apply to participate in the MultiPlan network, regarding current (or former) MultiPlan participating providers, including without limitation:

•	Information concerning a healthcare provider who is applying to, or participates in, the MultiPlan network(s);

•	Information concerning a healthcare provider who is applying to, or participates in, the MultiPlan network(s) gathered from the National Practitioner Data Bank;

•	The Professional/Historical Questions answered by a provider;

•	A provider’s Drug Enforcement Agency number or state medical board documents;

•	Complaints received by MultiPlan about a provider;

•	Information that is obtained during the credentialing and re-credentialing process, including without limitation: the provider’s application status;

•	Any provider correspondence regarding quality issues, Federated State Medical Boards inquiries, and medical malpractice claim inquiries; and

•	PII

Qualified Health Plan (“QHP”) Vendor - A Third-Party that materially (e.g., important, significant, or essential) supports or assists MultiPlan in providing contracted administrative services, such as repricing and analysis, credentialing, etc., to its QHP clients.

Third-Party - An entity (or individual) providing services to or receiving services from MultiPlan through a contractual business relationship, including a PHI Subcontractor, Material Vendor, Medicare Advantage Vendor, QHP Vendor, and Incidental Vendor.

Third-Party Due Diligence Questionnaire – A questionnaire that provides a detailed description of all services provided by the Third-Party and identifies the Third-Party’s risk classification.

14